VSE Corporation Announces Second Quarter 2024 Results
Record Revenue and Record Profitability for Aviation Segment

ALEXANDRIA, VIRGINIA, July 31, 2024 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and repair services, announced today results for the second quarter 2024.

SECOND QUARTER 2024 RESULTS(1)
(As compared to the Second Quarter 2023)

▪Total Revenues of $266.0 million increased 29.6%
▪GAAP Net Loss of $(2.8) million decreased 127.5%
▪GAAP EPS (Diluted) of $(0.16) decreased 120.5%
▪Adjusted EBITDA(2) of $31.3 million increased 18.4%
▪Adjusted Net Income(2) of $11.0 million increased 4.5%
▪Adjusted EPS (Diluted)(2) of $0.64 decreased 22.0%

1 From continuing operations
2 Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures

MANAGEMENT COMMENTARY
"The VSE team delivered another milestone quarter marked by record revenue and profitability for our Aviation segment coupled with solid execution against our 2024 strategic transformation priorities," said John Cuomo, President and CEO of VSE Corporation. "Within our Aviation segment, we reported 55% revenue growth and a 70-basis point improvement in Adjusted EBITDA margins as compared to the prior year, driven by a very balanced quarter of execution supported by strong performance of existing distribution programs, the scaling of new distribution awards, an expanded portfolio of maintenance, repair and overhaul ("MRO") capabilities, and contributions from recent acquisitions. Although our Fleet segment results were temporarily impacted by the United States Postal Service's ("USPS") transition to a new Fleet Management Information System ("FMIS"), the decline in USPS revenue was partially offset by 22% growth in our e-commerce fulfillment and commercial fleet businesses."

"We enter the second half of the year with significant momentum within our Aviation business and a continued focus on executing our strategic and operating plans," Mr. Cuomo continued. "This includes scaling our new European distribution center of excellence, supporting our Pratt & Whitney Canada Europe, Middle East and Africa ("EMEA") agreement, launching our new OEM licensed manufacturing program, integrating the Desser Aerospace acquisition, and executing on our growth and integration plans for the Turbine Controls, LLC ("TCI") acquisition. Within our Fleet business, we remain committed to supporting the USPS through this period of transition, while continuing to scale our e-commerce fulfillment and commercial fleet businesses. We remain confident in the long-term market trends in both businesses and believe we are strategically well positioned to capitalize on the opportunities that lie ahead."

"In the second quarter, we made significant progress in strengthening our balance sheet and reducing our net leverage," stated Tarang Sharma, Chief Accounting Officer and Interim Chief Financial Officer of VSE Corporation. "Following the acquisition of TCI in April 2024, we reduced debt and net leverage through a successful equity offering in May 2024. Pro forma net leverage ratio is currently 3.2 times, within our target range of 3.0 to 3.5 times. We are in position to further improve net leverage by year-end, driven by stronger free cash flow generation in the second half of the year, supported by the optimization of working capital following our strategic inventory investments in the first half of the year."

STRATEGIC UPDATE

AVIATION NEW PROGRAM EXECUTION AND ACQUISITION UPDATE:
•The Aviation segment continues to scale the new European Distribution Center of Excellence in Hamburg, Germany. The facility, launched earlier this year, supports the Pratt & Whitney Canada EMEA program which is performing in line with expectations and is expected to be at a full year run-rate by the fourth quarter of 2024. In late 2024, the facility is expected to support additional distribution products, including tires, tubes and batteries.
•The launch of the new OEM licensed manufacturing fuel control program continues to outpace early expectations and contribute to the segment's profitability. The Kansas facility expansion supporting the fuel control program remains on track to be operational by the end of this year.
•The integration of Desser Aerospace is in process with plans to be completed over the next twelve-months.
•VSE Aviation's new e-commerce site supporting both VSE Aviation and legacy Desser customers is on schedule to launch in the third quarter of 2024.
•On April 24, 2024, VSE completed the acquisition of TCI, a leading provider of aftermarket MRO support services for complex engine components, as well as engine and airframe accessories. The initial performance of TCI has exceeded expectations, and VSE's initial focus is on expanding capacity and increasing its scope with existing OEM partners.

FLEET UPDATE:
•Fleet remains committed to supporting the USPS through their transition to a new FMIS platform.
•The Memphis distribution center of excellence continues to scale and support above-market growth and additional market share opportunities.
•The Fleet segment strategic review is in process and the Company expects to provide additional updates after the USPS system transition is complete and the revenue recovery is realized, both of which are anticipated to be in late 2024.

CORPORATE UPDATE:

Completed Follow-on Equity Offering
•In May 2024, VSE completed a follow-on equity offering of 2,429,577 shares of common stock at $71.00 per share, resulting in net cash proceeds of approximately $162.0 million.
•The net proceeds from the offering were used to repay outstanding borrowings under its revolving loan facility, including borrowings that were used to fund its acquisition of TCI and to support future strategic acquisitions.
Corporate Restructuring
•As previously disclosed, the Company expected to recognize approximately $15 to $18 million in additional restructuring charges related to the relocation of the Company's headquarters and other corporate restructuring initiatives supporting the finalization of the Federal and Defense segment divestiture. In connection with these activities, the Company recorded a charge of $17 million in the second quarter and expects no subsequent material charges related to the aforementioned activities.
•VSE plans to relocate its corporate headquarters to one of its Aviation segment's operating facilities later in 2024.
SECOND QUARTER SEGMENT RESULTS
Aviation segment revenue increased 55% year-over-year to a record $192.8 million in the second quarter of 2024. The year-over-year revenue improvement was attributable to strong program execution of new and existing distribution awards, an expanded portfolio of MRO capabilities, and contributions from recent acquisitions. On an organic basis, revenue increased approximately 14%, as compared to the prior-year period. Aviation distribution and MRO revenue increased 32% and 112%, respectively, in the second quarter of 2024, versus the prior-year period. The Aviation segment reported operating income of $24.5 million in the second quarter, compared to $15.8 million in the same period of 2023. Segment Adjusted EBITDA increased by 61% in the second quarter to $31.0 million, versus $19.2 million in the prior-year period. Adjusted EBITDA margin was 16.1%, an increase of approximately 70 basis points versus the prior-year period, driven primarily by favorable price and product mix, along with strong MRO revenue growth slightly offset by lower margins from recent acquisitions.

Fleet segment revenue decreased 9% year-over-year to $73.1 million in the second quarter of 2024. Revenue from the USPS declined approximately 37% on a year-over-year basis. This revenue decline was primarily driven by USPS' transition to a new FMIS platform, which is expected to be completed in the third quarter of 2024. Revenue from commercial customers increased 22% on a year-over-year basis, driven by growth in e-commerce fulfillment and commercial fleet sales. Commercial, or non-USPS, revenue represented 64% of total Fleet segment revenue in the period. The Fleet segment reported operating income of $2.2 million in the second quarter, compared to $7.9 million in the same period of 2023. Segment Adjusted EBITDA decreased 65.7% year-over-year to $3.3 million, and Adjusted EBITDA margin declined approximately 740 basis points to 4.5%, primarily driven by the decline in USPS revenue.

FINANCIAL RESOURCES AND LIQUIDITY
As of June 30, 2024, the Company had $194 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2026. As of June 30, 2024, VSE had a total net debt outstanding of $445 million. Pro forma net leverage was approximately 3.2 times Adjusted EBITDA as of the end of the second quarter.

GUIDANCE
VSE is reaffirming its full-year 2024 revenue growth and Adjusted EBITDA margin guidance for its Aviation segment. The guidance is as follows:
•Aviation segment full-year 2024 revenue guidance range of 34% to 38% growth, as compared to the prior year.
•Aviation segment full-year 2024 Adjusted EBITDA margin guidance range of 15.5% to 16.5%.

VSE is reaffirming its full-year 2024 revenue growth and Adjusted EBITDA margin guidance for its Fleet segment. The guidance is as follows:
•Fleet segment full-year 2024 revenue guidance range is 0% to 5%, as compared to the prior year.
•Fleet segment full-year 2024 Adjusted EBITDA margin guidance is 6% to 8%.

SECOND QUARTER RESULTS

	Three months ended June 30,			Six months ended June 30,
(in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenues	$265,959	$205,223	29.6%	$507,498	$393,810	28.9%
Operating income	$6,132	$20,637	(70.3)%	$30,306	$37,415	(19.0)%
Net (loss) income from continuing operations	$(2,777)	$10,089	(127.5)%	$9,323	$18,209	(48.8)%
EPS (Diluted)	$(0.16)	$0.78	(120.5)%	$0.56	$1.42	(60.6)%

SECOND QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income for the three and six months ended June 30, 2024 and June 30, 2023:

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Revenues:
Aviation	$192,828	$124,729	54.6%	$355,211	$237,964	49.3%
Fleet	73,131	80,494	(9.1)%	152,287	155,846	(2.3)%
Total revenues	$265,959	$205,223	29.6%	$507,498	$393,810	28.9%

Operating income:
Aviation	$24,468	$15,783	55.0%	$46,778	$31,447	48.8%
Fleet	2,211	7,854	(71.8)%	8,828	13,753	(35.8)%
Corporate/unallocated expenses	(20,547)	(3,000)	584.9%	(25,300)	(7,785)	225.0%
Operating income	$6,132	$20,637	(70.3)%	$30,306	$37,415	(19.0)%

The Company reported $3.9 million and $11.7 million of total capital expenditures for three and six months ended June 30, 2024, respectively.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Adjusted Net Income from Continuing Operations and Adjusted EPS

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Net (loss) income from continuing operations	$(2,777)	$10,089	(127.5)%	$9,323	$18,209	(48.8)%
Adjustments to income from continuing operations:
Acquisition, integration and restructuring costs	1,689	625	170.2%	4,037	2,100	92.2%
Lease abandonment costs	12,857	—	—%	12,857	—	—%
Divestiture-related restructuring costs	3,861	—	—%	3,861	—	—%
	15,630	10,714	45.9%	30,078	20,309	48.1%
Tax impact of adjusted items	(4,596)	(156)	2,846.2%	(5,178)	(524)	888.2%
Adjusted net income from continuing operations	$11,034	$10,558	4.5%	$24,900	$19,785	25.9%
Weighted average dilutive shares	17,202	12,917	33.2%	16,571	12,922	28.2%
Adjusted EPS (Diluted)	$0.64	$0.82	(22.0)%	$1.50	$1.53	(2.0)%

EBITDA and Adjusted EBITDA

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Net (loss) income from continuing operations	$(2,777)	$10,089	(127.5)%	$9,323	$18,209	(48.8)%
Interest expense	9,826	7,366	33.4%	19,013	13,346	42.5%
Income taxes	(917)	3,182	(128.8)%	1,970	5,860	(66.4)%
Amortization of intangible assets	4,360	3,601	21.1%	7,741	7,540	2.7%
Depreciation and other amortization	2,413	1,587	52.0%	4,827	3,034	59.1%
EBITDA	12,905	25,825	(50.0)%	42,874	47,989	(10.7)%
Acquisition, integration and restructuring costs	1,689	625	170.2%	4,037	2,100	92.2%
Lease abandonment costs	12,857	—	—%	12,857	—	—%
Divestiture-related restructuring costs	3,861	—	—%	3,861	—	—%
Adjusted EBITDA	$31,312	$26,450	18.4%	$63,629	$50,089	27.0%

Adjusted EBITDA Summary
(in thousands)	Three months ended June 30,			Six months ended June 30,
	2024	2023	% Change	2024	2023	% Change
Aviation	$30,976	$19,215	61.2%	$58,655	$38,133	53.8%
Fleet	3,274	9,557	(65.7)%	10,810	17,701	(38.9)%
Adjusted Corporate expenses (1)	(2,938)	(2,322)	26.5%	(5,836)	(5,745)	1.6%
Adjusted EBITDA	$31,312	$26,450	18.4%	$63,629	$50,089	27.0%

(1) Includes certain adjustments not directly attributable to any of our segments.

Segment EBITDA and Adjusted EBITDA

	Three months ended June 30,			Six months ended June 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Aviation
Operating income	$24,468	$15,783	55.0%	$46,778	$31,447	48.8%
Depreciation and amortization	6,034	3,432	75.8%	10,968	6,686	64.0%
EBITDA	30,502	19,215	58.7%	57,746	38,133	51.4%
Acquisition, integration and restructuring costs	474	—	—%	909	—	—%
Adjusted EBITDA	$30,976	$19,215	61.2%	$58,655	$38,133	53.8%

Fleet
Operating income	$2,211	$7,854	(71.8)%	$8,828	$13,753	(35.8)%
Depreciation and amortization	723	1,703	(57.5)%	1,478	3,790	(61.0)%
EBITDA	2,934	9,557	(69.3)%	10,306	17,543	(41.3)%
Acquisition, integration and restructuring costs	340	—	—%	504	158	219.0%
Adjusted EBITDA	$3,274	$9,557	(65.7)%	$10,810	$17,701	(38.9)%

Free Cash Flow

	Three months ended June 30,		Six months ended June 30,
(in thousands)	2024	2023	2024	2023
Net cash used in operating activities	$(17,528)	$(16,417)	$(96,588)	$(65,091)
Capital expenditures	(3,945)	(3,297)	(11,674)	(6,137)
Free cash flow	$(21,473)	$(19,714)	$(108,262)	$(71,228)

Net Debt

(in thousands)	June 30, 2024	December 31, 2023
Principal amount of debt	$466,500	$433,000
Debt issuance costs	(2,992)	(3,656)
Cash and cash equivalents	(18,993)	(7,768)
Net Debt	$444,515	$421,576

Net Leverage Ratio

($ in thousands)	June 30, 2024		December 31, 2023
Net Debt	$444,515		$421,576
TTM Adjusted EBITDA (1)	$127,376		$113,833
Net Leverage Ratio	3.5	x	3.7	x

TTM Adjusted EBITDA Proforma (2)	$138,944		$124,304
Pro forma Net Leverage Ratio	3.2	x	3.4	x
(1) TTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2) TTM Pro Forma Adjusted EBITDA includes pre-acquisition portion of EBITDA for the trailing twelve months that is not included in historical results.

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, Adjusted EBITDA Pro Forma, net debt, pro forma leverage ratio and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Adjusted EBITDA Pro Forma represents Adjusted EBITDA plus the pre-acquisition portion of EBITDA for the trailing twelve months. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Pro Forma Net leverage ratio is calculated as net debt divided by trailing twelve month Adjusted EBITDA Pro Forma.
The Company has presented forward-looking statements regarding Adjusted EBITDA margin. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

CONFERENCE CALL

A conference call will be held Thursday, August 1, 2024 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(844) 826-3035
International Live:	(412) 317-5195
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1676442&tp_key=0fcc995209

To listen to a replay of the teleconference through August 15, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	10189934

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services. Operating through its two key segments, VSE significantly enhances the productivity and longevity of its customers' high-value, business-critical assets. The Aviation segment is a leading provider of aftermarket parts distribution and maintenance, repair, and overhaul ("MRO") services for components and engine accessories to commercial, business, and general aviation operators. The Fleet segment specializes in part distribution, engineering solutions, and supply chain management services catered to the medium and heavy-duty fleet market. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or about August 1, 2024 for more details on our second quarter 2024 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings made with the SEC. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$18,993	$7,768
Receivables (net of allowance of $5.0 million and $3.4 million, respectively)	168,238	127,958
Contract assets	28,575	8,049
Inventories	532,371	500,864
Other current assets	48,198	36,389
Current assets held-for-sale	—	93,002
Total current assets	796,375	774,030
Property and equipment (net of accumulated depreciation of $42.6 million and $37.4 million, respectively)	72,571	58,076
Intangible assets (net of accumulated amortization of $74.0 million and $135.6 million, respectively)	165,389	114,130
Goodwill	390,135	351,781
Operating lease right-of-use asset	34,419	28,684
Other assets	35,409	23,637
Total assets	$1,494,298	$1,350,338

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$30,000	$22,500
Accounts payable	144,645	173,036
Accrued expenses and other current liabilities	49,159	36,383
Dividends payable	1,842	1,576
Current liabilities held-for-sale	—	53,391
Total current liabilities	225,646	286,886
Long-term debt, less current portion	433,508	406,844
Deferred compensation	7,561	7,939
Long-term operating lease obligations	36,515	24,959
Deferred tax liabilities	4,317	6,985
Other long-term liabilities	5,435	—
Total liabilities	712,982	733,613
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share, authorized 23,000,000 shares; issued and outstanding 18,420,008 and 15,756,918, respectively	921	788
Additional paid-in capital	403,666	229,103
Retained earnings	371,872	384,702
Accumulated other comprehensive loss	4,857	2,132
Total stockholders' equity	781,316	616,725
Total liabilities and stockholders' equity	$1,494,298	$1,350,338

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of (Loss) Income
(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues:
Products	$188,579	$165,997	$375,758	$320,443
Services	77,380	39,226	131,740	73,367
Total revenues	265,959	205,223	507,498	393,810

Costs and operating expenses:
Products	166,055	147,139	329,038	282,388
Services	72,438	32,327	120,440	62,903
Selling, general and administrative expenses	4,117	1,519	7,116	3,564
Lease abandonment costs	12,857	—	12,857	—
Amortization of intangible assets	4,360	3,601	7,741	7,540
Total costs and operating expenses	259,827	184,586	477,192	356,395
Operating income	6,132	20,637	30,306	37,415

Interest expense, net	9,826	7,366	19,013	13,346
(Loss) income from continuing operations before income taxes	(3,694)	13,271	11,293	24,069
(Benefit) provision for income taxes	(917)	3,182	1,970	5,860
Net (loss) income from continuing operations	(2,777)	10,089	9,323	18,209
Loss from discontinued operations, net of tax	—	(1,234)	(18,711)	(237)
Net (loss) income	$(2,777)	$8,855	$(9,388)	$17,972

(Loss) earnings per share:
Basic
Continuing operations	$(0.16)	$0.78	$0.57	$1.42
Discontinued operations	—	(0.10)	(1.14)	(0.02)
	$(0.16)	$0.68	$(0.57)	$1.40

Diluted
Continuing operations	$(0.16)	$0.78	$0.56	$1.42
Discontinued operations	—	(0.10)	(1.13)	(0.02)
	$(0.16)	$0.68	$(0.57)	$1.40

Weighted average shares outstanding:
Basic	17,152,661	12,886,100	16,468,288	12,865,394
Diluted	17,202,115	12,916,998	16,571,033	12,921,826

Dividends declared per share	$0.10	$0.10	$0.20	$0.20

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30,
	2024	2023
	(a)	(a)
Cash flows from operating activities:
Net (loss) income	$(9,388)	$17,972
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	12,868	12,011
Amortization of debt issuance cost	665	420
Deferred taxes	(6,925)	(1,533)
Stock-based compensation	4,812	3,894
Provision for inventory	—	742
Impairment and loss on sale of business segment	16,867	—
Loss on sale of property and equipment	421	—
Lease abandonment costs	12,857	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(38,292)	(21,082)
Contract assets	6,240	(110)
Inventories	(25,408)	(45,580)
Other current assets and other assets	(14,584)	(1,274)
Operating lease assets and liabilities, net	(362)	(67)
Accounts payable and deferred compensation	(47,047)	(27,429)
Accrued expenses and other liabilities	(9,312)	(3,055)
Net cash used in operating activities	(96,588)	(65,091)
Cash flows from investing activities:
Purchases of property and equipment	(11,674)	(6,137)
Proceeds from the sale of business segment	42,118	—
Proceeds from the payment on notes receivable	—	1,557
Cash paid for acquisitions, net of cash acquired	(112,264)	(11,711)
Net cash used in investing activities	(81,820)	(16,291)
Cash flows from financing activities:
Borrowings on bank credit facilities	419,881	322,813
Repayments on bank credit facilities	(386,381)	(234,423)
Proceeds from issuance of common stock	161,692	456
Payment of taxes for equity transactions	(2,545)	(1,031)
Dividends paid	(3,176)	(2,571)
Net cash provided by financing activities	189,471	85,244
Net increase in cash and cash equivalents	11,063	3,862
Cash and cash equivalents, beginning of period	7,930	478
Cash and cash equivalents, end of period	$18,993	$4,340

(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated, and remain included in the major classes of assets and liabilities. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.